Exhibit 99.1

For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com

Photronics Reports Second Quarter Fiscal 2023 Results

BROOKFIELD, Conn. May 24, 2023 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its second quarter of fiscal year 2023 ended April 30, 2023.

“We achieved record revenue in the second quarter with growth across IC and FPD as demand for our design-driven product remained high,” said Frank Lee, chief executive officer. “Mainstream IC demand remained robust across all regions, especially Asia and the US. FPD demand was driven primarily by AMOLED for advanced mobile displays as that technology continues to be adopted across new devices. Profit margins expanded on positive volume leverage, pricing, favorable mix, and tight control of cost. Cash generated from operating activities was very strong, enabling us to strengthen our balance sheet while also investing in organic growth. We are on pace for another great year in 2023 and to deliver on our long-term financial goals. I am confident that our team will continue to perform well to create value for our shareholders.”

Second Quarter Fiscal 2023 Results

•	Revenue was $229.3 million up 9% sequentially and 12% year-over-year
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GAAP net income attributable to Photronics, Inc. shareholders was $39.9 million ($0.65 per diluted share), compared with $14.0 million ($0.23 per diluted share) in the first quarter of 2023 and $27.4 million ($0.45 per diluted share) in the second quarter 2022

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Non-GAAP net income attributable to Photronics, Inc. shareholders was $32.9 million ($0.54 per diluted share), compared with $24.4 million ($0.40 per diluted share) in the first quarter of 2023 and $23.1 million ($0.38 per diluted share) in the second quarter 2022

•	IC revenue was $167.1 million, up 7% sequentially and 15% year-over-year
•	FPD revenue was $62.3 million, up 14% sequentially and 6% more than same quarter last year
•	Cash generated from operating activities was $82 million, and cash invested in growth through capital expenditures was $27 million
•	Cash balance at the end of the quarter was $367.5 million with debt of $28 million, providing funds and available liquidity to support our growth investments

Third Quarter Fiscal 2023 Guidance

For the third quarter of fiscal 2023, Photronics expects revenue to be between $224 million and $234 million and non-GAAP net income attributable to Photronics, Inc. shareholders to be between $0.48 and $0.54 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 24, 2023.  The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2022, the company had 1,828 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Non-GAAP Financial Measures

Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, Free Cash Flow, LTM Free Cash Flow, and Net Cash are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission, and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not intended to represent funds available for our discretionary use and are not intended to represent, or be used as a substitute for, gross profit, operating income, net income, cash and cash equivalents, or cash flows from operations, as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated balance sheets and statement of cash flows and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following pages.